EXHIBIT 4.2

(ON CARTER LEDYARD & MILBURN LETTERHEAD)


September 16, 1999



Nuveen Tax-Free Unit Trust, Series 1114
c/o John Nuveen & Co. Incorporated,
as Depositor of
Nuveen Tax-Free Unit Trust, Series 1114
333 W. Wacker Drive
Chicago, Illinois 60606
RE:  Nuveen Tax-Free Unit Trust, Series 1114


Dear Sirs:


    We hereby consent to the reference to our firm under the caption "What is the Tax Status of Unitholders?" in the Registration Statement and related Prospectus of Nuveen Tax-Free Unit Trust, Series 1114 for the registration of units of fractional undivided interest in the Fund in the aggregate principal amount as set forth in the Closing Memorandum dated today's date.


Very truly yours,

CARTER, LEDYARD & MILBURN